World Funds Trust 485BPOS

Exhibit 99(j)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2023, relating to the financial statements and financial highlights of Cboe Vest US Large Cap 10% Buffer Strategies VI Fund and Cboe Vest US Large Cap 20% Buffer Strategies VI Fund, each a series of World Funds Trust, for the period ended December 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 28, 2023